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                      November 14, 2022

       Patricia Collawn
       Chief Executive officer
       PNM Resources, Inc.
       414 Silver Ave. SW
       Albuquerque, NM 87102

                                                        Re: PNM Resources Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-32462

       Dear Patricia Collawn:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation